Exhibit 16.1

KPMG LLP 99 High Street Boston, MA 02110-2371	Telephone Fax Internet	617 988 1000 617 988 0800 www.us.kpmg.com

April 8, 2005

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for MASSBANK Corp. and, under the date of March 14, 2005, we reported on the consolidated financial statements of MASSBANK Corp. as of December 31, 2004 and 2003 and for the years ended, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 and the effectiveness of internal control over financial reporting as of December 31, 2004. On March 31, 2005, we resigned. We have read MASSBANK Corp.’s statements included under item 4.01 of its Form 8-K dated April 5, 2005 and we agree with such statements, except that we are not in a position to agree or disagree with MASSBANK Corp.’s statement that the decision to appoint Parent, McLaughlin & Nangle was approved by the Audit Committee of the Board of Directors or that Parent, McLaughlin & Nangle was not engaged regarding the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on MASSBANK Corp.’s consolidated financial statements.

Very truly yours,

KPMG LLP, a U.S. limited liability partnership, is the U.S.

member firm of KPMG International, a Swiss cooperative.